Exhibit 10.23

December 11, 2008

Charles R. Cole
[Home Address]

Re: Your Employment Offer Letter Dated July 7, 1999, as amended April 3, 2001 (the "Employment Letter")

Dear Charley,

The WEC Compensation Committee is modifying the terms of your Employment Letter as it relates to the Special Deferred Compensation Benefit provided in paragraph 6, as amended via letter on April 3, 2001, to comply with Internal Revenue Code Section 409A ("Section 409A"). As you may know, Section 409A subjects non-qualified deferred compensation to various rules, including the time and form of payment of the compensation. Code Section 409A impacts your Special Deferred Compensation Benefit. This letter amends Section 6 of your Employment Letter, as amended, effective as of January 1, 2005, and updates the plan reference under which your SERP benefits will be provided.

Specifically, paragraph 6 is amended to read as follows:

"6. Special Deferred Compensation Benefit: The Company agrees to create a special bookkeeping account (the "Account") and to credit the same with Two Hundred and Fifty Thousand Dollars ($250,000) as of August 1, 1999. This amount will be adjusted as of December 31, 1999 with a pro rata share of investment results and annually thereafter as of December 31 of each year with annual investment results. Investment results will be the same as would have been credited to the Account had it been invested as a part of the funds of the Company's tax-qualified defined benefit plan, the Retirement Account Plan. The current value recorded in the Account will become payable on the first to occur of any of the following events.

      Your termination of employment for any reason at any time on or after age 60 (the 'Vesting Date').

      Your termination of employment at any time prior to the Vesting Date because of death.

      The Company's termination of your employment at any time prior to the Vesting Date without 'Cause.' 'Cause' shall mean any willful and continued failure on your part to substantially perform the duties of your job, or any willful act of misconduct or dishonest act by you involving the Company.

      Notwithstanding any other provisions of this letter, you shall become fully vested in the Account should a 'Change in Control' (as defined in the Wisconsin Energy Corporation Supplemental Pension Plan ('SPP'), as may be amended) occur while you are in the Company's employ (and the occurrence of such circumstances shall also be treated as a 'Vesting Date'). If your employment terminates (voluntarily or involuntarily) within eighteen (18) months after a Change Control, payment of 100% of the Account will be made to you in a lump sum.

Except as provided in subparagraph (d), payment shall be made in the form provided under the SPP (including, if any, your last completed and timely filed payment election under the SPP) less applicable withholding. Payment will be made to you within ninety (90) days following one of the events described above, subject to the SPP provision requiring a six-month delay in payment if you are determined to be a 'specified employee' upon a 'separation from service,' both within the meaning of Code Section 409A.

Should you voluntarily terminate your employment prior to the Vesting Date or should the Company terminate your employment for Cause prior to the Vesting Date, you will forfeit any interest in the Account. Values held in the Account or which become payable to you from the Account will not be included or taken into consideration in the calculation of any benefits due you under any other retirement or welfare benefit plan or program of the Company which bases benefits in whole or in part on compensation.

The Account will be solely a bookkeeping reserve established by the Company as a device for determining amounts that may become payable to you and any right to receive payments under this paragraph will be an unsecured claim against the general assets of the Company. Any claims for payments under this paragraph will be subject to same claim procedure rules as apply to the Retirement Account Plan.

You will have the right to name a beneficiary to receive any benefits that may become payable under this paragraph on your death, by filing a written notice with the Company on a form prescribed by it. If you fail to designate a beneficiary, any unpaid benefits due will be paid to your estate."

In addition, the reference to the Wisconsin Energy Supplemental Executive Retirement Plan is updated to be the Wisconsin Energy Corporation Supplemental Pension Plan, effective as of January 1, 2005, as may be amended. This is the plan under which your SERP Benefits A and B will be provided.

Management reserves the right in its discretion to change or terminate all current benefit plans or practices and other policies and procedures.

Please acknowledge your acceptance of the foregoing amendment by signing this letter and return it to me by December 15, 2008. Once signed by both parties, it will serve as a binding agreement between us and supersedes the applicable provisions of your Employment Letter, as amended. You will receive a copy of this agreement after it is executed by both parties. If you have any questions, please don't hesitate to call me.

WISCONSIN ENERGY CORPORATION By: /s/ Gale E. Klappa Name: Gale Klappa Title: Chairman and Chief Executive Officer Date signed: 12/30/08	EXECUTIVE By: /s/ Charles R. Cole Name: Charles R. Cole Date signed: 12/22/08